Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS ISSUES 4TH QUARTER RESULTS
Reports strong net income gains

Sunbury, PA (March 5, 2013) - Weis Markets Inc., (NYSE:WMK) today reported strong fourth quarter and year end net income increases.

The Company said these results were achieved in a 52-week fiscal year compared to a 53-week fiscal year in 2011.

For the 13-week period ending December 29, 2012, the Company's net income increased 14.5% to $22.1 million compared to $19.3 million for the 14-week period ending December 31, 2011. Fourth quarter earnings per share increased 15.3% to $.83 per share compared to the same period in 2011.

In the fourth quarter, operating income increased 23.5% to $34.8 million. For the 13-week period ending December 29, 2012, the Company's sales decreased 5.9% to $694.3 million compared to $737.8 million for the 14-week period ending December 31, 2011 while comparable store sales decreased 7.0% for the same period.

Adjusting for the 52-week to 53-week comparison, the Company's sales increased 1.1% while its net income increased 36.8%. The Company's adjusted comparable store sales were flat.

"We continue to operate in an economy significantly impacted by slow economic growth, high unemployment and declining household income. As a result of these continuing trends, our customers were cautious in their spending in 2012," said David J. Hepfinger, Weis Markets' President and CEO. "We successfully worked through these challenges by efficiently managing and improving our stores and supply chain which helped us drive strong net income increases and maintain our market share. Our results also benefited from record investments in our store base, which will continue in 2013."

Year to Date Results

For the 52-week period ending December 29, 2012, the Company's net income increased 9.2% to $82.5 million compared to $75.6 million for the 53-week period in 2011.

For the year, the Company's operating income increased 11.2% to $127.0 million. During the same period, its earnings per share increased $.26 to $3.07 per share. For the 52-week period ending December 29, 2012, the Company's sales decreased 1.9% to $2.7 billion compared to the 53-week period in 2011 while comparable store sales decreased 2.0%.

Adjusting for the 52-week to 53-week comparison, the Company's 2012 net income increased 13.9% while its sales and comparable store sales were flat.

About Weis Markets
Weis Markets, Inc. (NYSE: WMK) is a Mid Atlantic food retailer operating 165 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Fourth Quarter - 2012

	13 Week	14 Week
	Period Ended	Period Ended
	December 29, 2012	December 31, 2011	Increase)
	(Unaudited)	(Unaudited)	(Decrease)
Net Sales	$694,307,000	$737,777,000	(5.9)%
Income Before Taxes	35,311,000	29,260,000	20.7%
Provision for Income Taxes	13,208,000	9,960,000	32.6%
Net Income	$22,103,000	$19,300,000	14.5%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.83	$0.72	$0.11

	52 Week	53 Week
	Period Ended	Period Ended
	December 29, 2012	December 31, 2011	Increase
	(Unaudited)	(Audited)	(Decrease)
Net Sales	$2,701,405,000	$2,752,504,000	(1.9)%
Income Before Taxes	130,914,000	117,606,000	11.3%
Provision for Income Taxes	48,403,000	42,022,000	15.2%
Net Income	$82,511,000	$75,584,000	9.2%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$3.07	$2.81	$0.26